Exhibit 4.8

FIRST AMENDMENT TO THE

ASSURED GUARANTY CORP. SUPPLEMENTAL EMPLOYEE RETIREMENT PLAN

(AS AMENDED AND RESTATED EFFECTIVE JANUARY 1, 2009)

WHEREAS, Assured Guaranty Corp. (the “Company”) maintains the Assured Guaranty Corp. Supplemental Employee Retirement Plan, as amended and restated effective January 1, 2009 (the “Plan”);

WHEREAS, the Company desires to add an employer stock fund as an Investment Fund (as defined in the Plan);

WHEREAS, no Company stock will be held in such employer stock fund or issued pursuant to the Plan; and

NOW, THEREFORE, the Plan is hereby amended with respect to the Investment Return Funds available on and after May 7, 2009, as follows:

1.  By substituting the following for subsection 5.2(a) of the Plan:

“A Participant may direct that his or her Account established pursuant to Section 5.1 may be credited with earnings and losses as if they were invested in one or more Investment Funds as made available by the Company in one percent (1%) increments of the balance in an Account, including the Employer Stock Fund (as defined in Exhibit A) subject to the rules and regulations set forth in Exhibit A.  The Company may from time to time change the Investment Indexes for purposes of this Plan.”

2.  By adding the following as a new Exhibit A to the Plan:

“Exhibit A

ASSURED GUARANTY CORP. SUPPLEMENTAL

EMPLOYEE RETIREMENT PLAN

Employer Stock Fund Rules and Regulations

Subject to the following restrictions and limitations, a Participant may elect the Employer Stock Fund as an Investment Index alternative for all or a portion of his or her Account.  To the extent that the “Employer Stock Fund” is chosen as a Participant’s Investment Index for all or a portion of an Account, the Account will be credited with Units, with each such Unit representing the right to receive the value in cash of one share of common stock of Assured Guaranty Ltd. (“Shares”).  No Shares will be held or issued by reason of the inclusion of the Employer Stock Fund in this Plan.  The number of Units credited to such Participant’s Account will be equal to the number of Shares which could have been purchased with the value of the Account deemed invested in the Employer Stock Fund based on the fair market value of a Share at the time of such deemed purchase.

A-1.  Eligibility.  Participants are eligible to invest all or a portion of their Accounts in the Employer Stock Fund.

A-2.  Allocations to and from Employer Stock Fund.  A Participant may elect to have the Investment Index allocated to the Employer Stock Fund with respect to amounts which are first credited to the Participant’s Account under the Plan (“Initial Contributions”).  A Participant (i) may elect to have the Investment Index allocated to the Employer Stock Fund with respect to amounts that were credited to the Participant’s Account but were not initially allocated to the Employer Stock Fund, and (ii) may elect to have the Investment Index with respect to amounts previously allocated to the Employer Stock Fund allocated to a different Investment Index.  Changes in the Investment Index in accordance with the preceding sentence are sometimes referred to as “Fund Transfers”.  Any such election under this subsection A-2 will be effective not earlier than the date the election is filed with the Committee or its delegate.  Initial Contributions into the Employer Stock Fund and Fund Transfers into or out of the Employer Stock Fund will be subject to the following restrictions:

(a)                                  Elections relating to Initial Contributions or Fund Transfers that would constitute a purchase or sale of Shares, if each Unit was a Share, may only be made, changed or cancelled at a time when a Participant would be permitted to purchase or sell actual Shares in accordance with the Policy on Trading in Securities Related to Assured Guaranty Ltd. or any of its Subsidiaries, as from time to time in effect, or any replacement policy relating to trading in the Company’s securities (the “Insider Trading Policy”).

(b)                                 Elections to allocate Initial Contributions to the Employer Stock Fund with respect to contributions for any Plan Year may only be made prior to the beginning of the applicable Plan Year to the extent required for compliance with SEC Rule 16b-3.

A-3.  Dividends.  A Participant’s Account will be credited with additional Units to reflect dividends payable with respect to Shares during the period in which the Account is allocated to the Employer Stock Fund, with the increase in the number of Units equal to the number of Shares which could be purchased with the dividends assuming each Unit allocated to the Participant’s Account was a Share (the “Deemed Dividends”), based on the value of such Shares at the time such dividends are paid.  Notwithstanding the foregoing, in the discretion of the Committee, a Participant may elect to have the Deemed Dividends credited to an Investment Index other than the Employer Stock Fund.  Any such election shall be effective not earlier than the date the election is filed with the Committee or its delegate.”